EXHIBIT 99.1

Bar Harbor Bankshares Announces Quarterly Cash Dividend Increase

Bar Harbor, Maine (July 18, 2007) – Bar Harbor Bankshares (AMEX:BHB), today announced that its Board of Directors has declared a cash dividend of 24 cents per share of common stock for the quarter ended June 30, 2007, representing an increase of one cent or 4.3% compared with the dividend paid for the same quarter in 2006. The quarterly cash dividend will be payable to all shareholders of record as of the close of business August 17, 2007, and will be paid on September 15, 2007.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving Down East and Mid Coast Maine.

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